                Confidential Treatment Requested under 17 C.F.R.
                    Sections 200.80(b)(4), 200.83 and 230.406

     *** Indicates omitted material that is the subject of a confidential treatment request filed separately with the commission.

THIS AGREEMENT AMENDS AND RESTATES THE MAIZE EXPRESSION-BASED GENE DISCOVERY SERVICES AGREEMENT DATED SEPTEMBER 30, 1998 BETWEEN PE AGGEN AND RHOBIO, AND IS MADE BY AND BETWEEN:

PE AGGEN, a Utah Corporation, a wholly owned subsidiary of The Perkin-Elmer Corporation, having a place of business at 2411 South 1070 West, Suite B, Salt Lake City, Utah 84119 ("PE AgGen"), represented by Mr. Stephen Bates, President.

and

RHOBIO S.A. having a place of business at 14/20 RUE PIERRE BAIZET 69009 LYON FRANCE ("Company"), represented by Mr. Georges Freyssinet, Managing Director

Both parties referred to collectively hereinafter as the "Parties".

RECITALS:
--------------------------------------------------------------------------------

WHEREAS, Company is a Joint Venture between Rhone Poulenc Agro ("RPA"), a French corporation having an address at 14/20 Rue Pierre Baizet 69009 Lyon, France and Biogemma, a French corporation having an address at 1 Rue Edouard Colonne, 75001 Paris, France (hereinafter "the Partners"); and

WHEREAS, Company wishes to enter into a Plant Genomics project (the "Project" as defined in Article 1 of this Agreement.)

WHEREAS, PE AgGen has expertise and technology useful in Expression-Based Gene Discovery, and agrees to perform for Company the part of the Project for ZEA MAYS which is related to PE AgGen's expertise and technology (the "Program" as defined in Exhibit A) for the considerations set out herein, and

WHEREAS, PE AgGen is also willing to enter into additional agreements for Expression-Based Gene Discovery programs in other plant species to support the broader objectives of the Project, and will submit a proposal for these other programs upon Company's request, and

WHEREAS, Company wishes to exploit discoveries made in the Program mainly through the results of the Project or directly, by licensing such discoveries respectively to Company Affiliates and Third Parties, and

WHEREAS, the Parties signed a Memorandum of Understanding by which the Parties entered into a Program Definition Phase whereby the details of the Program have been agreed to, and

WHEREAS, Company has paid PE AgGen a good faith retainer of [$100,000] to enter the Program Definition Phase,

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1        -        DEFINITIONS
--------------------------------------------------------------------------------

1.1 "COMPANY AFFILIATE" means an organization controlled by, controlling or under common control with (i) Company and/or, (ii) Rhone Poulenc Agro SA and/or (iii) Biogemma SAS as listed in Exhibit K hereto.

         For the purpose of this Agreement, "control" means (a) a direct or indirect majority ownership or, (b) a majority of voting rights or (c) a majority of member of the Board of Directors or (d) the right by any other means to control directly or indirectly the decision of the organization with respect to the discoveries made under the Program.

1.2 "COMPANY PROGRAM INTELLECTUAL PROPERTY" means any sequence data, including genes and gene expression patterns, and any DNA libraries resulting from the Program. Such Company Program Intellectual Property shall include any Patent Application and Patent throughout the world on such sequence data, including genes and gene expression patterns, or any copyrightable material describing said sequence data, including genes and gene expression patterns produced in connection with this Agreement, including all copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, filed pursuant to this Agreement by or on behalf of Company, its employees or agents.

1.3 "COMPANY PROJECT INTELLECTUAL PROPERTY" means Intellectual Property which is owned by Company and deriving from the Project and which specifically includes, incorporates, or is developed from Company Program Intellectual Property.

1.4 "CONFIDENTIAL INFORMATION" means all detailed information pertaining to, used in, generated in, or derived from the Program and/or the Project, including all data, knowhow, methodologies, software, processes, equipment or information which is identified at the time of disclosure as "CONFIDENTIAL" and, in the case of disclosures in non-written form, is identified in writing in summary form within thirty (30) days as confidential. Notwithstanding the foregoing, Confidential Information does not include, and nothing in this paragraph will in any way restrict the rights of either PE AgGen or Company to use, disclose or otherwise deal with, any information which:

                  (a) Is demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

                  (b) Is demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

                  (c) Is demonstrated to have been rightfully received by the recipient after disclosure under this Agreement from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other party to this Agreement under a continuing obligation of confidentiality; or

                  (d) Is disclosed to any governmental regulatory agencies pursuant to approval for use; or

                  (e) Is demonstrated to be independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

                  (f) Is disclosed under operation of law, such as a court order requiring disclosure (however, in such case, recipient shall promptly notify disclosing Party so that a timely motion to quash of such order can be made); or

                  (g) Is published by a governmental agency as part of the normal patent filing and prosecution process, provided that the receiving party shall provide the providing party with prior notice of such requirement so that it may seek relief from such order.


1.5 "COMMENCEMENT DATE"means the date on which PE AgGen effectively commences the Program; The Commencement Date will be within 90 days after the Effective Date; PE AgGen shall inform Company of such Commencement Date with a 30 days prior notice period.

1.6      "EFFECTIVE DATE" of this Agreement is September 30, 1998.

1.7 "EXPRESSION-BASED GENE DISCOVERY" means the identification and/or isolation of genes ZEA MAYS through [***]

1.8 "GENETIC TESTING SERVICES" means, but is not limited to, marker assisted back-crossing, molecular marker identification (including, but not limited to microsatellite markers), transgene identification, divergence analysis and QTL analysis, with the exclusion of the use of all the Program Deliverables.

1.9 "INTELLECTUAL PROPERTY" means patents, patents applications, Confidential Information, know-how, trademarks, copyrights, computer software (whether patented, copyrighted or otherwise protected), design right, plant variety rights, and all other rights of similar nature.

1.10 "PE AGGEN INTELLECTUAL PROPERTY" means any Intellectual Property (including PE AgGen Program Intellectual Property) owned by PE AgGen, and which may be used in the Program, and is deemed by the Program Steering Committee to be necessary to allow Company and Company Affiliates to (a) commercially exploit the Company Program Intellectual Property, (b) commercially exploit the Company Project Intellectual Property, or (c) allow Company or Company Affiliates to perform the PE AgGen Program Intellectual Property. PE AgGen Intellectual Property is described in Exhibit B of this Agreement, as amended from time to time.

1.11 "PE AGGEN PROGRAM INTELLECTUAL PROPERTY" means any Intellectual Property related to instrumentation, methodology, processes, chemical reagents and computer software not included in Company Program Intellectual Property, created, developed, or modified in the course of performing the Program. Such PE AgGen Program Intellectual Property includes any Patent Application and Patent throughout the world on such inventions, improvements and/or discoveries, or any copyrightable material produced in connection with this Agreement, including all copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, filed pursuant to this Agreement by or on behalf of PE AgGen, its employees or agents.

1.12 "PATENT" means any U.S. or foreign patent, and its reexamination certificates, reissues, renewals, and extensions, and "Patent Application" means any U.S. or foreign patent application, and its divisions, continuations, continuations-in-part, additions, and substitutions.

1.13 "STRUCTURAL PLANT GENOMICS" means the analysis of the genetic basis of plant biochemisty or physiology, including such activities as genome sequencing, chromosome mapping, whole-cell transcript and expression mapping, and related bioinformatics.

1.14 "FUNCTIONAL PLANT GENOMICS" means the analysis of the functional basis of plant biochemistry and physiology, including gene-specific expression analysis, proteomics, allelic variability, functional analysis and related bioinformatics.

1.15 "PLANT GENOMICS" means Structural Plant Genomics and Functional Plant Genomics.

1.16 "PROGRAM" means the Expression-Based Gene Discovery program in ZEA MAYS as set out in Exhibit A hereto.

1.17 "PROGRAM DEFINITION PHASE" means the up-to 150 day period preceding the Effective Date of this Agreement during which time the Parties have met to agree on the details of the Program.

1.18 "PROGRAM PERIOD" means the term of this agreement, and any subsequent extension thereto agreed to by the Parties.

1.19 "PROGRAM RESULTS" means PE AgGen Program Intellectual Property and Company Program Intellectual Property.

1.20 "PROJECT" means the Plant Genomics program which Company is developing with other partners and relating to plants, including (but not limited to) maize, [***].

1.21 "THIRD PARTY(IES)" means any third party(ies) that is not a Company Affiliate.

1.22 "THIRD PARTY INTELLECTUAL PROPERTY"means any Intellectual Property owned by any Third Party and which may be used in the Program, and is deemed by the Program Steering Committee to be necessary to allow Company and Company Affiliates to (a) commercially exploit the Company Program Intellectual Property, (b) commercially exploit the Company Project Intellectual Property, or (c) allow Company and Company Affiliates to perform the Project. Third Party Intellectual Property is described in Exhibit C, as amended from time to time.

2        -        PROGRAM OBLIGATIONS
--------------------------------------------------------------------------------

2.1      PERFORMANCE BY PE AGGEN

         2.1.1 PE AgGen shall, on the Commencement Date, commence the performance of Program, as specified in Exhibit A hereto and shall perform such Program in accordance with the terms and conditions of this Agreement. If any circumstance arises that would delay or otherwise alter PE AgGen's performance under this Agreement, PE AgGen shall immediately communicate such information to

                           Company. Anything in this Agreement to the contrary notwithstanding, Company and PE AgGen may at any time amend the Program by mutual written agreement.

         2.1.2 Notwithstanding the provisions of Article 2.3 of this Agreement, PE AgGen shall promptly communicate to Company, prior to the commencement of, and at any time during, the performance of Program:

                           (i) any and all PE AgGen Intellectual Property which is necessary to: (a) commence and further the Program, (b) allow the Parties to fulfil their contractual obligations resulting from this Agreement or (c) allow Company to commercially exploit the Company Program Intellectual Property or the Company Project Intellectual Property. The initial list of PE AgGen Intellectual Property is described in Exhibit B. This list will be modified from time to time to include that part of PE AgGen Intellectual Property which PE AgGen will communicate to Company after the execution of this Agreement. For each item of PE AgGen Intellectual Property listed in Exhibit B, PE AgGen will also indicate the mechanism by which rights to that item may be transferred to Company in fulfillment of PE AgGen's obligations as set out in Article 4.6.1.

                            (ii)   any and all Third Party Intellectual
                           Property which is necessary to: (a) commence and further the Program, (b) allow the Parties to fulfil their contractual obligations resulting from this Agreement, or (c) allow Company and Company Affiliates to commercially exploit the Company Program Intellectual Property and/or the Company Project Intellectual Property. The initial list of Third Party Intellectual Property is described in Exhibit C. This list will be modified from time to time to include that part of Third Party Intellectual Property which PE AgGen shall communicate to Company after the execution of this Agreement. For each item of Third Party Intellectual Property listed in Exhibit C, PE AgGen will also indicate the mechanism by which rights to that item may be transferred to Company in fulfillment of PE AgGen's obligations as set out in Article 4.6.2.

              Notwithstanding the obligations in this Article 2.1.2, PE AgGen shall inform Company of PE AgGen's rights to such Third Party Intellectual Property related to its obligations under this Agreement, and in particular its rights to sub-license Third Party Intellectual Property to Company and Company Affiliates to allow Company and Company Affiliates to commercially exploit the Company Program Intellectual Property or the Company Project Intellectual Property. Whenever PE AgGen is not allowed to sub-license any such Third Party Intellectual Property under this article to Company and Company Affiliates, Company is entitled to modify the Program, and when applicable, provisions of Article 2.6 hereafter will be modified accordingly.

2.2    PROGRAM MANAGEMENT

       Program management includes a Program Manager, Program Teams and Program Team Managers, and a Program Steering Committee. The roles of the above listed individuals and groups are set out in Exhibit D hereto. The details of the Program management roles and responsibilities may be amended from time to time as necessary by mutual written agreement of the Parties.

2.3    PROGRAM REPORTS AND DATA TRANSFERS

       PE AgGen shall transmit all [***] data on [***] and [***] bi-weekly in an electronic format, such electronic format to be agreed upon between the Parties. PE AgGen shall deliver all data not related to [***] in a mutually agreed to time frame and format. Notwithstanding the above reporting requirements, PE AgGen shall provide to Company every three months written project reports that include [***] data and other [***] data, and PE AgGen shall submit a final written report within thirty
       (30) days of the conclusion of the Program or termination of this Agreement, whichever occurs first. The Parties shall meet and determine, in good faith, the criteria under which the such data will be deemed satisfactory for the purpose of Article 3.1.2.

2.4    RECORD KEEPING

       The Parties recognize that the biological materials and data generated in the Program may have significant value to both Parties in respect of protecting any Program Results. Both Parties will use data recording and other record keeping practices that ensure the ability of either Party to protect such Program Results. The Parties will use the same standard of care for data recording and record keeping as each uses to protect biological materials and data of like importance, but in no case less than a reasonable standard of care. In respect to electronic records, the Parties will confer from time to time, as necessary, to determine the standards of care that shall be applied to protecting such electronic records.

2.5    ACCESS TO RECORDS

       PE AgGen shall make all records pertaining to biological material and data generated during the Program available for inspection by Company during normal business hours, upon five (5) business days written notice. Company rights to such access will extend beyond the termination of this Agreement only to the extent necessary for Company to seek, or otherwise maintain protection for Program Results.

2.6    PROGRAM DELIVERABLES

       The Program Deliverables are set out in Exhibit F hereto.

2.7    EXCLUSIVITY OF PROGRAM

       2.7.1         Post-termination Exclusivity

              For the term of this Agreement and any subsequent extension thereto, and for [***] after the term of this Agreement
              (other than termination for breach by Company), PE AgGen agrees not to enter into any agreements to perform Expression-Based Gene Discovery in ZEA MAYS, as specifically described in Exhibit A, with any Third Party.

       2.7.2         Follow-on Access to additional PE AgGen services in ZEA
                     MAYS

              During the term of this Agreement and any subsequent extension thereto, and [***] from the termination of this agreement (other than termination for breach by Company) Company has a first option to contract with PE AgGen for additional Plant Genomics programs in ZEA MAYS. Furthermore, and prior to the signing of any confidentiality agreements, PE AgGen shall inform Company if any Third Party approaches PE AgGen to perform Plant Genomics program in ZEA MAYS. Upon such notice from PE AgGen, Company has the opportunity to submit a proposal for PE AgGen to perform for Company a substantially similar program to that proposed by that Third Party.

              2.7.2.1 Exercise of first option to additional programs proposed by PE AgGen

                            If PE AgGen plans to introduce any new Plant
                            Genomics programs in ZEA MAYS, it shall notify Company in writing of such new programs. Upon receipt of such notice, Company has [***] to inform PE AgGen whether or not it wishes to contract with PE AgGen for additional projects in ZEA MAYS that use said new program. If Company fails to so inform PE AgGen, PE AgGen is free to offer such new technology programs to Third Parties. Company may request an extension of this option period for an additional [***], however, PE AgGen is under no obligation to agree to such a request. No extension of this option period past [***] is permitted for any reason.

              2.7.2.2 Opportunity to submit competing proposal for Third Party programs

                            If PE AgGen is approached by a Third Party to perform a Plant Genomics program in ZEA MAYS, and subject to any limitation on PE AgGen's freedom to disclose such approach, PE AgGen shall promptly inform Company of that Third Party request. Company has [***] to inform PE AgGen whether or not it wishes to submit a competitive bid with PE AgGen for a substantially similar program in ZEA MAYS. If

                            Company fails to so inform PE AgGen, PE AgGen is free to contract to perform the proposed program with that Third Party. Company may request an extension of this option period for an additional [***]; however, PE AgGen is under no obligation to agree to such a request. No extension of this option period past [***] is permitted for any reason. Nothing in this Article obligates PE AgGen to accept Company's bid over that of the Third Party if the Company bid has lower value to that of the Third Party.

       2.7.3         Third Party Partners

              During the term of this Agreement, Company may enlist other parties as "Third Party Partners" to this Agreement. PE AgGen must approve the addition of any specific Third Party Partner, which approval will not be unreasonably withheld. Such Third Party Partners will execute a written agreement with PE AgGen and Company agreeing to the terms and conditions of this Agreement. Immediately after the execution of such written agreement, this Agreement will be amended in order to integrate such Third Party Partner as a Party to this Agreement.


       2.7.4         PE AgGen rights to subcontract Program services

              Whenever, for whatever reason, PE AgGen, or Company and/or Company Affiliates are unable to provide Expression-Based Gene Discovery services necessary to the Program, PE AgGen may, upon prior written agreement of Company, contract with Third Parties to perform such services.

       2.7.5         PE AgGen rights to perform Genetic Testing Services

              Nothing in this Article 2.7 prevents PE AgGen from contracting with Third Parties for the provision of Genetic Testing Services in ZEA MAYS or other plant species.

       2.7.6         Release of exclusivity by mutual agreement

              PE AgGen may be released from the exclusivity set out in this
              Article 2.7 by written agreement from Company.

       2.7.7         Release of exclusivity for breach

              Should Company breach any material term of this Agreement, and upon notification of such breach, Company fails to cure said breach within ninety (90) days, PE AgGen is free to enter into agreements with Third Parties for Plant Genomics research and development programs in ZEA MAYS.


       2.7.8         Limitations to Exclusivity

              The Parties agree that nothing in this Article 2.7, or this Agreement may be interpreted to in any way grant Company any rights in or access to Intellectual Property owned by or licensed to, the PE Biosystems Division, or any other Division, Subsidiary, or Affiliate of The Perkin-Elmer Corporation (collectively, "P-E") now existing or that may exist in the future, other than that Intellectual Property which are, or may, in the future, be available by purchase of products from P-E or accessed through services contracted with PE AgGen.

2.8    NO RIGHTS TO COMPANY BIOLOGICAL MATERIAL

       The parties agree that nothing in this Article 2 or in this Agreement may be interpreted to, in any way, grant to P-E any rights in, or access to, biological material or data (including, but not limited to, specific tissues, individuals, in-bred lines, and hybrids) belonging to Company or to Company Affiliates, now existing or that may exist in the future and which would be made available to PE AgGen for the purpose of this Agreement, except as necessary to perform the Program. More generally, all plant variety rights used in connection with the Program remain the property of the entity which is the owner of such rights.


3      -      PE AGGEN COMPENSATION FOR PROGRAM PERFORMANCE

3.1    DIRECT COMPENSATION
--------------------------------------------------------------------------------

       3.1.1         Program Cost

              The direct compensation ("Direct Compensation A") payable by Company to PE AgGen in relation to the scientific objectives of Program as described in Exhibit A is US$ 17,990,000; the indicative amount for each objective is as follows:

              - High Throughput DNA Sequencing, including cDNA Library Development (US$ 4,850,000)

              -      Transcript Imaging and Sequencing (US$ 9,390,000)

              -      Bioinformatics software and support (US$ 3,750,000)

              Such amounts are in United States Dollars (US$) and are inclusive of all applicable taxes payable by PE AgGen.

              Company has the option to require PE AgGen to perform the [***] as described in Exhibit A in addition to the above-mentioned scientific objectives. Company shall indicate to PE AgGen [***] whenever it intends to exercise such option; and must effectively exercise such option by [***]. PE AgGen shall commence to perform the [***] at latest 30 days after Company has exercised its option. The direct compensation for [***] will be US$ 4,650,000 million ("Direct Compensation B"), will be added to the above mentioned direct compensation.

              The good faith retainer of $100,000 paid by Company to PE AgGen upon entering the Program Definition Phase is creditable against Direct Compensation A and will be deducted from the last payment made by Company to PE AgGen, as set out in Article 3.1.2 below.

              The Direct Compensation A will be invoiced as follows:
              (i)    Services for an amount of $6,890,000
              (ii)   Credit against Deferred Compensation, as set out in
                     Article 3.1.3, for an amount of $3,600,000
              (iii) Technology Access Fees as set out in Article 3.1.4, for an amount of $7,500,000

              The Direct Compensation B will be interpreted as follows :
              (i)    Services for an amount of US$3,720,000
              (ii) Credit against Deferred Compensation, for an amount of US$930,000 as set out in Article 3.1.3


       3.1.2         Payment Schedule

              The initial payment of twenty five percent (25%) of the Direct Compensation A as referred to in Exhibit E is due upon the Effective Date of this Agreement.

              The payment of the balance of the Program cost for each year will be made in equal semi-annual installments due within thirty days after the meeting of the Program Steering Committee. Payment of each semi-annual payment is conditioned on PE AgGen's satisfactory reporting of Program results as set out in Article 2.3 at Program Steering Committee's satisfaction. Review by the Program Steering Committee shall be completed prior to the commencement of each six month period, beginning on January 1 or July 1 of each year of the Program term. Company shall notify PE AgGen within thirty (30) days of its satisfaction or otherwise with the data reported. If no such notification is received, PE AgGen will deem the data to be accepted, and the semi-annual payment will become due. The Parties agree that the schedule and amount of any subsequent payments may be renegotiated, if necessary, by mutual agreement of the Parties. Any such renegotiation will include the option for an accelerated payment schedule if Program objectives are achieved ahead of the dates set out in Exhibit A hereto. PE AgGen agrees to invoice Company for each subsequent payment, such invoices to be in a form mutually agreed to by the Parties.

      3.1.3          Credit Against Deferred Compensation

              $3,600,000 (three million, six hundred thousand dollars) of Direct Compensation A and $930,000 (nine hundred thirty thousand dollars) of Direct Compensation B set out in Article 3.1, 3.1.1 is considered as an non-refundable credit against Deferred Compensation as set out in Article 3.2. Company may apply this credit against such Deferred Compensation, except that in any single reporting period, Company may credit no more than fifty percent (50%) of the Deferred Compensation owed for that period against the advanced payment set out in this Article. The amount of such credit remaining will be reduced by the amount of the credit applied in that reporting period.

       3.1.4         Technology Access Fees

              A component of Direct Compensation A as set out in Article 3.1,
              3.1.1 is considered Access Fees on technology made available by PE AgGen to Company for use in exploiting the results of the Program as set out in Article 4.6. The specific components of Technology Access Fees are set out in Exhibit J of this Agreement.

       3.1.5         Transfer of funds

              Company shall remit the initial payment and subsequent payments by electronic funds transfer to the account of PE AgGen as directed by PE AgGen from time to time.

3.2    DEFERRED COMPENSATION PAYMENTS

       Company agrees that PE AgGen's compensation includes a share in the financial benefit accruing to Company and Company Affiliates due to the exploitation of the data generated by the Program. To realize this compensation, Company agrees to pay PE AgGen a percentage of value received from licensing Company Program Intellectual Property and/or Company Project Intellectual Property ("Deferred Compensation"), as set forth in Exhibit L of this Agreement. Company further agrees that this Deferred Compensation fairly represents the value contributed by the licensed Company Project Intellectual Property.

       3.2.1         Right to Review Licenses to Company Affiliates and Third
                     Parties

              PE AgGen has the right to have an independent certified public accountant retained by PE AgGen with the prior approval of Company, which approval shall not be unreasonably withheld, review licenses of Company Project Intellectual Property to Company Affiliates and Third Parties to ensure that the license fees, royalty payments, and other consideration are within the range generally accepted for like technology in the relevant industry. If in PE AgGen's opinion such licenses are outside the generally accepted range, PE AgGen and Company shall meet to determine an alternative formula by which Company will compensate PE AgGen under Article 3.2.

       3.2.2         Records

              Company shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable by way of Deferred Compensation or by way of any other provision under this Agreement. Such books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by PE AgGen with the prior approval of Company, which approval shall not be unreasonably withheld, for the purpose of verifying Company's royalty statements or Company's compliance in other respects with this Agreement. If in dispute, such records shall be kept until the dispute is settled. The inspection of records will be at PE AgGen's sole cost unless the inspector concludes that royalties reported by Company for the period being audited are understated by five percent (5%) or more from actual royalties, in which case Company shall pay the costs and expenses of such inspection.

       3.2.3         Survivorship of Deferred Compensation Obligations.

              The obligations of Company to pay Deferred Compensation, as specified in this Article 3.2, shall survive termination of this Agreement. If, for whatever reason, Company ceases to exist in its present form, including but not limited, to dissolution of Company by the Partners, or change in ownership of Company or the Partners, the obligations of Company, to pay Deferred Compensation or other equitable sharing of financial benefit shall be inherited by Company's successors or assigns. Company, its successors, or assigns agree to meet with PE AgGen to determine the manner in which PE AgGen will continue to be compensated for its contribution to the financial benefit of the Company, its successors, or assigns. Notwithstanding anything in this Article 3.2.3, Company shall not be obligated to pay any royalties specified in Article 3.2 should PE AgGen breach its obligations in
              Article 14.2.2.

3.3    PENALTIES FOR LATE PAYMENT

       Any payments due under this Article 3 received after the due date will accrue interest at an annual rate corresponding to US Dollar 1-month Libor (as defined in Reuters Telerate page EFX= at 6:00PM French time) plus 2%.

3.4    PAYMENT IN US FUNDS

       Payments and Deferred Compensation accruing under Article 3 shall be payable in United States dollars. Any Deferred Compensation due under
       Article 3.2 shall be in amounts based on the rate of exchange for the last business day of each quarter as quoted by Reuters telerate page EFX= at 6:00PM French time.

4      -      INTELLECTUAL PROPERTY
--------------------------------------------------------------------------------

4.1    OWNERSHIP OF INTELLECTUAL PROPERTY

       4.1.1         Company Program Intellectual Property

              All rights and title to Company Program Intellectual Property, whether patentable or copyrightable or not, belongs to Company and is subject to the terms and conditions of this Agreement. Nothing in this Agreement may be construed to prevent Company from using Company Program Intellectual Property in crops other than ZEA MAYS. Notwithstanding the provisions of Article 3.2.1 nothing in this Agreement limits Company's right to license Company Program Intellectual Property to Third Parties.


       4.1.2         PE AgGen Intellectual Property

              All rights and title to PE AgGen Intellectual Property, whether patentable or copyrightable or not, belong to PE AgGen and are subject to the terms and conditions of this Agreement. Except as provided in Article 2.7, nothing in this Agreement may be construed to prevent PE AgGen using PE AgGen Intellectual Property in providing services to Third Parties.

4.2    INVENTION AND INTELLECTUAL PROPERTY DISCLOSURES

       Notwithstanding the reporting requirements set out in Article 2.3, PE AgGen agrees to separately document and report the any information it reasonably considers to be relevant to the protection of Company Program Intellectual Property to Company promptly, and in any event within thirty
       (30) days of their identification thereof.

4.3    FILING OF PATENT APPLICATIONS

       4.3.1         Company Program Intellectual Property

              Company has sole responsibility for filing and prosecution of all Patent Applications or applications for other Intellectual Property protection for Company Program Intellectual Property.

       4.3.2         PE AgGen Program Intellectual Property

              PE AgGen has sole responsibility for filing and prosecution of all Patent Applications or applications for other Intellectual Property protection for PE AgGen Program Intellectual Property.

4.4    PERKIN-ELMER RIGHTS TO COMPANY PROGRAM INTELLECTUAL PROPERTY

       4.4.1         Option to PE AgGen to License Company Program Intellectual
                     Property

              If Company chooses not to exploit any component of Company Program Intellectual Property itself in a particular field, Company shall offer PE AgGen the right to a non-exclusive, non-transferable license to use that component of Company Program Intellectual Property in that field under terms and conditions to be negotiated in good faith between the Parties. Company shall notify PE AgGen in writing of any such offer under this Article. Any license to PE AgGen of that component of Company Program Intellectual Property may not have terms and conditions less favorable than that offered Third Parties. Any such license to PE AgGen will be irrevocable, except in the case of termination of contract under Article 6 hereto, for reason of PE AgGen's bankruptcy or PE AgGen's breach of contract, whereby the right to such non-exclusive license to use Company Program Intellectual Property immediately terminates.

       4.4.2 Right to a License to Company Program Intellectual Property to Perform Genetic Testing Services

              If Company licenses any Company Program Intellectual Property to a Third Party (excluding licenses granted to Company Affiliates) to provide Genetic Testing Services, Company shall grant to PE AgGen a license to practice that Company Program Intellectual Property for such Genetic Testing Services at terms and conditions to be negotiated in good faith between the Parties. Any such offer to PE AgGen may not have terms and conditions less favorable than that offered to Third Parties.

4.5    RIGHTS OF COMPANY TO NON-EXPLOITED PE AGGEN INTELLECTUAL PROPERTY

       Notwithstanding the provisions of Article 4.6, if for any reason PE AgGen decides not to exploit PE AgGen Program Intellectual Property for Plant Genomics and plant breeding, or PE AgGen chooses to license PE AgGen Program Intellectual Property to a Third Party, or both, PE AgGen shall offer to Company a non-exclusive license to use such PE AgGen Program Intellectual Property for Plant Genomics and plant breeding under terms and conditions to be negotiated in good faith between the Parties. Any such offer to Company may not have terms and conditions less favorable than that offered to Third Parties.

4.6 COMPANY ACCESS TO PE AGGEN INTELLECTUAL PROPERTY AND THIRD PARTY INTELLECTUAL PROPERTY


       4.6.1         PE AgGen Intellectual Property

              Except as provided in Article 4.6.4, PE AgGen agrees to make available to Company, by sublicensing, or by another mechanism of PE AgGen's choosing, access to PE AgGen Intellectual Property to the extent needed for Company to exploit commercially or use for its research, the Company Program Intellectual Property and Company Project Intellectual Property. Any license will include the right to further sublicense such PE AgGen Intellectual Property to Company Affiliates and to any Third Party solely for the purpose of commercially exploiting said Company Program Intellectual Property and Company Project Intellectual Property. The terms and conditions of any such access by Company will be no less favorable that those offered by P-E or PE AgGen to Third Parties for similar uses.

       4.6.2         Existing Third Party Intellectual Property

              Except as provided in Article 4.6.4, and notwithstanding the provisions of Article 2.1, to the extent permitted by its existing agreements, PE AgGen, or its parent, The Perkin-Elmer Corporation ("P-E"), will make available to Company, whether by a non-exclusive, non-transferable, worldwide sublicense, or by some other mutually agreed to mechanism, access to Third Party Intellectual Property licensed to PE AgGen and used in the Program. This access will be limited to that needed for Company to exploit commercially or use for its research, the Company Program Intellectual Property and Company Project Intellectual Property. If permitted, any such license will include the right to further sublicense the Third Party Intellectual Property to Company Affiliates and to any Third Party solely for the purpose of commercially exploiting said Company Program Intellectual Property and Company Project Intellectual Property. The terms and conditions of any such access by Company will be no less favorable that those offered by P-E or PE AgGen to Third Parties for similar uses.

       4.6.3         Newly Acquired Third Party Intellectual Property

              Except as provided in Article 4.6.4, PE AgGen will make commercially reasonable efforts to acquire for Company access to Third Party Intellectual Property acquired by PE AgGen during the Program period and used in the Program only to the extent needed for Company, and/or Company Affiliates to exploit Company Program Intellectual Property and Company Project Intellectual Property. Such access will be by way of a sublicense or any other suitable mechanism. The terms and conditions of any such access by Company will be no less favorable that those offered by P-E or PE AgGen to Third Parties for similar uses.

       4.6.4         No Sublicenses for Services - No Implied License

              Nothing in Article 4.6 may be construed to grant Company the right to sublicense, or otherwise transfer PE AgGen Intellectual Property or existing or newly acquired Third Party Intellectual Property to Third Parties for the provision of Genetic Testing Services.

              Except as expressly set out in this Agreement, nothing in this Agreement may be interpreted to grant Company, Company Affiliates or Third Party Partners a license, either express or implied to any intellectual property owned by or licensed to The Perkin-Elmer Corporation or its subsidiaries and affiliates.

5      -      AGREEMENT TERM
--------------------------------------------------------------------------------

The term of this Agreement is three (3) years from the Effective Date, or until all Program deliverables set out in Exhibit A have been met.

6      -      AGREEMENT TERMINATION
--------------------------------------------------------------------------------

6.1    TERMINATION FOR BANKRUPTCY

       This Agreement automatically terminates upon:

              (i) an adjudication of either Party as bankrupt or insolvent, or either Party's admission in writing of its inability to pay its obligations as they mature; or

              (ii)   an assignment by either Party for the benefit of creditors;
                     or

              (iii) either Party's applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its property; or such receiver, trustee or similar officer's appointment without the application or consent of the other Party, if such appointment shall continue undischarged for a period of ninety (90) days; or

              (iv) either Party instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to that Party under the laws of any jurisdiction; or

              (v) the institution of any bankruptcy, insolvency arrangement, or similar proceeding (by petition, application, answer, consent or otherwise) against either Party, if such proceeding remains undismissed for a period of (90) days, or

              (vi) the issuance or levy of any judgement, writ, warrant of attachment or execution or similar process against a substantial part of the property of that Party, if such judgement, writ, or similar process is not released, vacated or fully bonded within ninety (90) days after its issue or levy.

6.2    TERMINATION FOR BREACH.

       Without prejudice to any other remedy, upon any breach of or default of a material term of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon sixty (60) days' written notice to the breaching Party. This notice becomes effective at the end of the sixty day period unless during this period the breaching Party fully cures such breach or default to the non-breaching Party's reasonable satisfaction and notifies the non-breaching Party of such cure.


6.3    UNILATERAL TERMINATION BY COMPANY

       If, based on partial Program results or intermediate Program Reports, Company considers that the Program is no longer relevant to Company's commercial objectives, Company has the right to unilaterally terminate this Agreement sixty (60) days after sending written notice to PE AgGen. Upon such unilateral termination by Company of this Agreement under this Article, Company agrees to pay PE AgGen the amounts shown in Exhibit G of this Agreement. In addition, PE AgGen has the right to use any data which would be a part of PE AgGen Intellectual Property, developed in the program to perform Plant Genomic services.

6.4    TERMINATION BY MUTUAL AGREEMENT OF THE PARTIES

       If upon review of partial Program results or intermediate Program reports by Program Steering Committee, the Program Steering Committee determines that continuing the Program to not be in the best interest of either Parties, the Parties may terminate this agreement by mutual agreement. Termination of this Agreement under this Article does not affect the rights and obligations of the parties which occurred prior to the effective date of termination.

6.5 TERMINATION UPON ACQUISITION OR CONTROL OF PE AGGEN OR P-E BY COMPANY COMPETITOR

       Company may unilaterally and immediately terminate this Agreement without any indemnification whatsoever to be paid to PE AgGen whenever P-E or PE AgGen comes control of a Company Competitor. PE AgGen shall promptly inform Company upon Company Competitor gaining control of P-E or PE AgGen. For the purpose of this Article, "control" means (a) a direct or indirect majority ownership or, (b) a majority of voting rights or (c) a majority of member of the Board of Directors or (d) the right by any other means (including but not limited to merger or acquisition of assets) to control directly or indirectly the decision of the organization with respect to the discoveries made under the Program. A "Company Competitor" shall be any one of companies listed in Appendix H, which may be amended from time to time upon mutual agreement of the Parties. Upon Company terminating this Agreement due to a change of control under this Article 6.5, PE AgGen shall take all reasonable steps deemed necessary by Company to prevent disclosure of Confidential Information, Company Program Intellectual Property, and Company Project Intellectual Property to Company Competitor.

6.6    EFFECT OF TERMINATION

       Termination of this Agreement for any reason does not affect the rights and obligations of the parties which occurred prior to the effective date of termination.

6.7 PE AGGEN OBLIGATIONS UPON TERMINATION DUE TO PE AGGEN BREACH OR CHANGE OF CONTROL

       Upon termination under Articles 6.2 and 6.5, PE AgGen shall grant to Company the right to use PE AgGen Intellectual Property or Third Party Intellectual Property used in the Program, and provide any other training and technology transfer necessary for Company, or Company Affiliates, to complete the Program in their own laboratories. Any grant of rights will be under terms and conditions no less favorable than that offered to Third Parties. If permitted by existing agreements, such rights will include the right to further sublicense such PE AgGen Intellectual Property or Third Party Intellectual Property to Company Affiliates and Third Parties solely for the purpose of commercially exploiting Company Program Intellectual Property and Company Project Intellectual Property, except that such rights specifically exclude the rights to perform Plant Genomic services or Genetic Testing Services.

6.8 POST-TERMINATION RIGHTS OF COMPANY TO PE AGGEN PERSONNEL, METHODS AND TECHNOLOGIES

       PE AgGen recognizes that Company may need access to certain personnel, methods and technologies in order to exploit the biological material and data generated during the Program ("Post-Termination Access"). The Parties agree to determine, in good faith, and to the best of their ability, the need for such Post-Termination Access prior to termination of this Agreement. Such determination shall be made solely by the Project Steering Committee. To the extent so determined by the Project Steering Committee, and subject to any limitations set out in Articles 4.5 and 4.6, PE AgGen agrees to provide such Post- Termination Access under terms and conditions to be mutually agreed to at that time.


7      -      DISPUTE RESOLUTION
--------------------------------------------------------------------------------

7.1    NOTICE OF DESIRE TO ARBITRATE

       The parties wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute or perceived problem, each party pledges itself to give notice to the other party and to seek first an amicable resolution without resort to arbitration. Except as otherwise provided in this Agreement, each party has thirty (30) days from the date of such notice to correct its performance under this Agreement.

7.2    ARBITRATION PROCEDURE

       Unless earlier resolved according to Article 7.1, the Parties will settle all disputes arising out of or relating to this Agreement by arbitration. This arbitration will be in accordance with the then existing Rules of the American Arbitration Association by one or more arbitrators designated in conformity with said rules. The arbitrator(s) shall have the power to rule on his (their) own competence and on the validity of this Agreement. The arbitration will take place in New York, New York, U.S.A. As the sole exception to arbitration, each party has the right to seek injunctive relief only, from any court having jurisdiction, if necessary to preserve that party's rights to resolution in any pending or imminent arbitration proceeding, but no such injunction can prohibit or postpone such arbitration proceedings and the injunction may be modified or vacated as a result of the arbitration award.


8      -      CONFIDENTIALITY
--------------------------------------------------------------------------------

8.1    DUTIES OF CONFIDENTIALITY

       Because Company and PE AgGen will be cooperating with each other in this research, each may reveal Confidential Information to the other in the course of this research. The Parties agree, by using the same degree of care as each uses for information of like importance, but not less than a reasonable degree of care;

              (i) to hold in confidence any Confidential Information disclosed by the other party hereunder,

              (ii) to not disclose Confidential Information to any persons other than those employees, agents or representatives within Company, any of the Company Affiliates or Third Party Partners having a need to know the same for the purposes related to the Project, and only to the extent necessary for such purpose, and

              (iii) to not disclose Confidential Information to any Third Party (except to Company Affiliates or Third Party Partners) without the express written consent of the other, or, except as may be required to carry out any litigation concerning the same, provided that each such third party is informed of the confidentiality of such information and that each said third party agrees to be bound by at least the same degree of confidentiality as the Parties are bound under this Agreement.

       These confidentiality provisions shall remain in force for a period of three (3) years following termination of this Agreement.

8.2    RESPONSIBILITY OVER EMPLOYEES AND AGENTS

       Each of the parties agrees to assume individual responsibility for the actions and omissions of its respective employees, agents and assigns in conjunction with this research, and to inform same of the responsibilities for confidentiality and disclosure under this Agreement, and to obtain their agreement to be bound in the same manner that the party is bound.

8.3    DISCLOSURE TO POTENTIAL THIRD PARTY PARTNERS

       Upon prior approval on PE AgGen, Company may disclose Confidential Information to a Third Party solely for the purpose of allowing that Third Party to evaluate whether it will become a Third Party Partner to this Agreement as permitted under Article 2.7.3 of this Agreement. Company shall ensure that any such Third Party is bound under confidentiality provisions no less restrictive than those set forth in this Article 8.



9      -      PUBLICATION RIGHTS
--------------------------------------------------------------------------------

Neither Party has the right to present at symposia, national, or regional professional meetings or to publish in journals, theses or dissertations, or otherwise, the methods developed for Program or the results of Program without the prior written permission of the other Party. In requesting such permission, the requesting party shall provide copies of such proposed publication or presentation at least sixty (60) days prior to the submission of the proposed publication or presentation to a journal, editor, or other third party.

10     -      PUBLICITY
--------------------------------------------------------------------------------

A Party may not make any public statements about the Program or this Agreement without the prior written approval of the other Party.


11     -      INDEPENDENT CONTRACTOR
--------------------------------------------------------------------------------

PE AgGen performs services hereunder only as an independent contractor, and nothing herein contained may be construed to be inconsistent with that relationship or status. Neither Party is authorized or empowered to act as agent for the other for any purpose and must not, on behalf of the other, enter into any contract, warranty, or representation as to any matter. Neither Party is bound by the acts or conduct of the other. This Agreement does not constitute, or create, or can in any way be interpreted as, a joint venture, partnership or business organization of any kind.

12     -      NO CONFLICTING ARRANGEMENTS
--------------------------------------------------------------------------------

Each party represents and warrants that it has the right to enter into this Agreement and to grant the rights set out in this Agreement. Furthermore, each Party represents and warrants that no agreements or rights of others are in conflict with the provisions of this Agreement.

13     -      LIMITED WARRANTIES
--------------------------------------------------------------------------------

13.1 PE AgGen warrants that it has the full right to generate Program Results, using PE AgGen Intellectual Property and Third Party Intellectual Property listed in Exhibits B and C, respectively, of this Agreement. PE AgGen will provide reliable data to Company. PE AgGen will be responsible for reproducibility and reliability of data generated and for appropriate interpretation and application of data. The services will be provided in a good and workman like manner in a timely fashion in accordance with specifications and objectives set forth herein. PE AgGen has no responsibility for reliability of data generated on inappropriate samples provided by Company in the course of the Program.

13.2 Should Company disclose data resulting from the analysis to any Third Party, or in connection with any application it may file for patent or plant variety protection certificates or their equivalents, or other proprietary rights, or in connection with any challenge, contest or other proceeding relating to any patent or plant variety protection certificate, or for any other purpose including when compelled by law, Company does so at its own risk and without any warranty, express or implied, from PE AgGen as to the value or utility of the data supplied to Company by PE AgGen.

13.3 Company warrants that it has the full right to or access to the samples supplied to PE AgGen for analysis, and full right to or access to any other information or materials provided by Company to PE AgGen, for use on Company behalf.

13.4 THE WARRANTIES SET FORTH IN THIS ARTICLE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT SET FORTH IN
              ARTICLE 14.2.1 ARE THE SOLE WARRANTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT AND NOT PART OF THE WARRANTIES SET FORTH IN THIS
              ARTICLE 13.


14     -      INDEMNITIES
--------------------------------------------------------------------------------

14.1          INDEMNIFICATION BY COMPANY TO PE AGGEN

       14.1.1        Hold Harmless

                     Subject to the provisions of Article 15, Company indemnifies and saves PE AgGen harmless from any liability for claims of third parties of injury or death to persons or damage to property, including any and all legal expenses incurred by PE AgGen in the defense of any claim or suit, to the extent that such liability and expenses are attributable to willful negligent or fraudulent acts or omissions of Company, its agents or its employees in connection with performance under this Agreement. In no circumstances will such claims and expenses exceed the payments made to PE AgGen as set out in Article 3.1, 3.1.1.

       14.1.2        PE AgGen's Obligations

                     PE AgGen shall notify Company of any claim hereunder upon becoming aware of same and shall cooperate with and provide all reasonable assistance to Company, at Company's expense, in defense or settlement of such claim. Company has sole authority to defend or settle any claim under this paragraph, provided, however, that PE AgGen may, at its own costs, retain separate representation.

14.2          INDEMNIFICATION BY PE AGGEN TO COMPANY

       14.2.1 Indemnification for Infringement by PE AgGen of Intellectual Property Rights

                     14.2.1.1             Hold Harmless

                                   Subject to the restrictions set forth in this
                                   Article 14.2.1, PE AgGen agrees to defend and indemnify Company from and against all actions or proceedings (including attorney's fees, and judgements, if any) brought against Company arising out of any actual or alleged infringement of any United States or foreign patent or copyright by services rendered by PE AgGen.

                     14.2.1.2             Company's Obligations

                                   Company shall notify PE AgGen of any claim hereunder upon becoming aware of same and shall cooperate with and provide all reasonable assistance to PE AgGen, at PE AgGen's expense, in defense or settlement of such claim. PE AgGen has sole authority to defend or settle any claim under this paragraph, provided, however, that Company may, at its own costs, retain separate representation.

                     14.2.1.3             Remedy for Infringement

                                   If the service rendered as described herein, or any portion thereof, is finally adjudged to infringe a United States or foreign patent or copyright, or if in PE AgGen's opinion is likely to become subject to such a claim, PE AgGen shall, with Company's prior consent either (i) procure for Company the right to continue to use results of the program; or
                                   (ii) repeat the analysis using methods that are non- infringing; or (iii) refund payments made to PE AgGen by Company as set out in this Agreement for that part of the service finally adjudged to infringe said United States or foreign patent or copyright, the refund payments having to be determined in common by the Parties. In the case of disputes under this Article, the provisions of Article 7 shall apply.

                     14.2.1.4             Limitation of Liability

                                   FOR ANY INFRINGEMENT OF PATENT, COPYRIGHT,
                                   TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY
                                   BY THE SERVICES OR ANY PART THEREOF PURCHASED BY COMPANY UNDER THIS AGREEMENT THE

                                   FOREGOING STATE (i) THE ENTIRE LIABILITY OF
                                   PE AGGEN AND, (ii) THE EXCLUSIVE REMEDY FOR
                                   COMPANY WITH THE EXCEPTION OF TERMINATION OF
                                   THIS AGREEMENT FOR BREACH OF CONTRACT UNDER
                                   ARTICLE 6.2, AND 14.2.2.

       14.2.2        Indemnities for PE AgGen breach of contract

                     Without prejudice to any other rights and remedies which Company may have, PE AgGen uncured breach of this Agreement shall relieve Company of further financial obligations under this Agreement. Furthermore, failure to comply with the confidentiality provisions may create a cause of action in favor of Company.


       14.2.3        Other Indemnities from PE AgGen

                     Subject to the provisions of Article 15, PE AgGen indemnifies and saves Company harmless from any liability for claims of third parties for injury or death to persons or damage to property, including any and all legal expenses incurred by Company in the defense of any claim or suit, to the extent that such liability and expenses are attributable to willful negligent or fraudulent acts or omissions of PE AgGen its agents or its employees in connection with performance under this Agreement. In no circumstances will such claims and expenses exceed the payments made to PE AgGen as set out in Articles 3.1, 3.1.1 and 3.2.


15     -      LIMITATION OF LIABILITY
--------------------------------------------------------------------------------

       IN NO EVENT SHALL PE AGGEN BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH
       (I) ANY ASPECT OF THIS AGREEMENT, (II) PE AGGEN'S PERFORMANCE UNDER THIS AGREEMENT, OR (III) COMPANY'S USE OF DATA GENERATED UNDER THIS AGREEMENT.

       IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH (I) ANY ASPECT OF THIS AGREEMENT, OR (II) COMPANY'S PERFORMANCE UNDER THIS AGREEMENT OR (III) COMPANY'S USE OF DATA GENERATED UNDER THIS AGREEMENT.

16     -      MISCELLANEOUS
--------------------------------------------------------------------------------

16.1          SEVERABILITY

       All agreements and covenants contained herein are severable and if any of the provisions hereof are held to be invalid by a competent tribunal, this Agreement will be interpreted as if such invalid provisions, agreements or covenants were not contained herein so long as the remaining provisions express the mutual intent of the parties under this Agreement.

16.2          NOTICES

       Any notices, statements, payments, or reports required by this Agreement must be sent by Certified mail, or by Express Mail, or by Federal Express, with appropriate indication that a signature acknowledging receipt thereof was required, addressed as follows:

       To Company:          RHOBIO S.A.
                            14-20, rue Pierre Baizet
                            69009 Lyon, FRANCE
                    Attn.:  Mr Georges Freyssinet,

       With a copy to:      Intellectual Property Department
                            Biogemma
                            1, rue Edouard Colone
                            75001 Paris, FRANCE
                    Attn.:  General Manager

       and a copy to:       Intellectual Property Department
                            Rhone Poulenc Agro
                            14-20 Rue Pierre Baizet
                            69009 Lyon, France
                     Attn.: General Manager

       To PE AgGen          PE AgGen, Inc.
                            2411 South I-70 West, Suite B
                            Salt Lake City, Utah 84119
                    Attn.:  Mr Stephen Bates

       With a copy to:      Intellectual Property Department
                            PE Applied Biosystems
                            850 Lincoln Centre Drive
                            Foster City, California 94404
                    Attn.:  Licensing Manager

16.3          CAPTIONS

       The captions in this Agreement are for convenience only and are not a part of and do not affect the construction or interpretation of any provision of this Agreement.

16.4          SURVIVORSHIP

       Liabilities and obligations of one party to the other maturing prior to termination survive termination. Also specifically, Articles 1, 2.7, 3.2, 4, 6.6, 6.7, 6.8, 7, 8, 9, 13, 14, 16.4, and 16.6 survive termination of this Agreement.

16.5          ASSIGNMENT

       Neither Party may assign its rights or obligations under this Agreement to any Third Party except upon receipt of the express written permission of the other Party, which permission will not be unreasonably withheld. Any purported assignment in violation of this Article 16.5 is null and void. When assigned as provided for herein, this Agreement is binding upon and inures to the benefit of the parties hereto, their successors and assigns. No assignment of this Agreement by P-E or PE AgGen to a Company Competitor is permitted under any circumstances.

16.6          GOVERNING LAW

       This Agreement is governed and interpreted in accordance with the laws of the State of New York, and of the United States.

16.7          NO WAIVERS

       No waiver of any right under this Agreement is effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform is a waiver of any future right arising under this Agreement.

16.8          FORCE MAJEURE

       Neither party is liable for its delay in performing or failure to perform any provision of this Agreement arising from fires, floods, storms, earthquakes, tidal waves, wars, military operations, national emergencies, civil commotions, strikes, or any causes beyond a party's reasonable control or by order, request, recommendation or regulation of any governmental authority (hereinafter called "Force Majeure"). The party affected by such Force Majeure shall immediately notify the other by fax. Any performance obligations under this Agreement will be extended by the length of such delay but no later than three (3) months after the date of such Force Majeure, except that if such Force Majeure makes performance impossible for the Party suffering the Force Majeure, the other Party shall have the right to terminate this Agreement by written notice without prior advance notice.

16.9          ENTIRE AGREEMENT

       The parties acknowledge that this Agreement and the Exhibits attached hereto represent the sole and entire Agreement between the parties hereto pertaining to the subject matter thereof and that this Agreement amends and restates the Maize Expression-Based Gene Discovery Services Agreement between the Parties signed by Stephen Bates and George Freyssinet on September 30, 1998 and supersedes all prior agreements, understandings, negotiations, and discussions regarding same, whether oral or written. In the event that the terms of this Agreement are in conflict with the terms of the Maize Expression-Based Gene Discovery Services Agreement between the Parties signed on September 30, 1998, the terms of this Agreement will prevail. No warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement are given except as specifically set forth in this Agreement. No supplement, amendment, alteration, modifications, waiver or termination (except as provided in this Agreement) of this Agreement shall be binding unless executed in writing by the parties hereto.

16.10         COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties entered into this Agreement effective September 30, 1998 and have executed two (2) originals each of which are of equal dignity.

RHOBIO S.A. (Company)                          PE AgGen, Inc. (PE AgGen)

By:                                            By:
     ----------------------------                   ----------------------------

Name:                                          Name:
       --------------------------                   ----------------------------

Title:                                         Title:
        -------------------------                    ---------------------------

Date:                                          Date:
     ----------------------------                   ----------------------------



                                               By:
                                                  ------------------------------

                                               Name:
                                                    ----------------------------

                                               Title:
                                                     ---------------------------

                                               Date:
                                                    ----------------------------